EXHIBIT 13







                             STOCKHOLDERS AGREEMENT


                                      among


                               BG HOLDINGS, INC.,


                          NOVA GAS SERVICES (U.S.) INC.

                                       and

                               CHEVRON U.S.A. INC.








                               Dated May 22, 1996

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                                 CERTAIN TERMS;
                         REPRESENTATIONS AND WARRANTIES

1.1     Certain Terms........................................................  1
1.2     Representations and Warranties.......................................  7

                                   ARTICLE II

                  BOARD OF DIRECTORS; VOTING OF CAPITAL STOCK;
                              CERTAIN OTHER MATTERS

2.1     Board of Directors and Executive Committee...........................  8
2.2     Certain Transactions................................................. 10

                                   ARTICLE III

                    RESTRICTIONS ON TRANSFER AND ACQUISITION

3.1     General Provisions................................................... 10
3.2     Permitted Transfers; Transfers Not Subject to Preferential Right..... 10
3.3     Transfers Subject to Preferential Right.............................. 12
3.4     Procedures with Respect to Transfers Subject to Section 3.3.......... 15
3.5     Conditions to Transfer of Rights In Connection with a Permitted
        Transfer............................................................. 18
3.6     Restrictions on Certain Acquisitions................................. 18
3.7     Effect of Distributions and Certain Transactions..................... 19

                                   ARTICLE IV

                           EFFECTIVENESS; TERMINATION

4.1     Effectiveness and Term............................................... 20
4.2     Termination.......................................................... 20


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                                                                            Page
                                                                            ----
                                    ARTICLE V

                          AGREEMENTS OF GENERAL EFFECT

5.1     Shares Subject to this Agreement..................................... 20
5.2     Legends.............................................................. 21
5.3     Rights and Duties.................................................... 21
5.4     Designated Parties; Change in Number of Shares Owned................. 21
5.5     Taking of Necessary Action........................................... 21
5.6     Restrictions on Other Agreements..................................... 22
5.7     Other Activities of the Parties; Fiduciary Duties.................... 22
5.8     Late Payment......................................................... 22
5.9     U.S. Currency........................................................ 22
5.10    International Joint Ventures......................................... 22

                                   ARTICLE VI

                                  MISCELLANEOUS

6.1     Amendment; Waivers................................................... 23
6.2     Assignment........................................................... 23
6.3     Notices.............................................................. 23
6.4     Counterparts......................................................... 23
6.5     Headings............................................................. 24
6.6     Choice of Law........................................................ 24
6.7     Entire Agreement..................................................... 24
6.8     Construction......................................................... 24
6.9     No Partnership....................................................... 24
6.10    Number; Gender; Without Limitation; Interpretation of Certain Defined
        Terms................................................................ 24
6.11    Severability......................................................... 24
6.12    Indemnification...................................................... 24
6.13    Specific Performance................................................. 25

Exhibit A - Form of Adoption Agreement.......................................A-1

                                       ii

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                             STOCKHOLDERS AGREEMENT


                   THIS STOCKHOLDERS AGREEMENT (this "Agreement") is entered into as of May 22, 1996 among BG Holdings, Inc., a Delaware corporation, NOVA Gas Services (U.S.) Inc., a Delaware corporation and Chevron U.S.A. Inc., a Pennsylvania corporation.

                                   WITNESSETH:

                   WHEREAS, pursuant to a Combination Agreement and Plan of Merger (the "Combination Agreement") dated as of the date hereof among NGC Corporation, a Delaware corporation ("Old NGC"), Chevron U.S.A. Inc. and Midstream Combination Corp., a Delaware corporation (the "Corporation"), Old NGC will be merged with and into the Corporation (the "Merger") and the Corporation will change its name to "NGC Corporation";

                   WHEREAS, it is a condition to the consummation of the transactions provided for in the Combination Agreement, including the Merger, that the parties hereto enter into this Agreement; and

                  WHEREAS, the parties believe that the Merger and the terms set forth in this Agreement with respect to their ownership of shares of Capital Stock of the Corporation will foster conditions that promote the long-term best interests of the Corporation.

                   NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                 CERTAIN TERMS;
                         REPRESENTATIONS AND WARRANTIES

                   1.1 Certain Terms. (a) When used herein the following terms shall have the meanings indicated:

                   "Acquisition," including the correlative term "Acquire," means any purchase or other acquisition of Common Stock (or any interest therein or right thereto) or Common Stock Equivalents other than the conversion of shares of Series A Preferred Stock; provided, however, that an exchange, merger, recapitalization, consolidation or reorganization involving the Corporation in which securities of the Corporation or any other Person are issued in respect of shares of Common Stock of the Corporation shall not be deemed an Acquisition if all shares of Common Stock are treated identically in such transaction.



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                                        2

                   "Adoption Agreement" means an agreement in the form of Exhibit A hereto or in such other form that is reasonably satisfactory to the Parties.

                   "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.

                   "Applicable Interest Rate" means the lesser of (i) the prime rate announced from time to time by The First National Bank of Chicago, N.A. or its successor (the "Prime Rate") or (ii) the highest rate permitted by applicable law, from the date due until paid in full.

                   "Board" means the board of directors of the Corporation.

                   "British Gas" means BG Holdings, Inc., a Delaware corporation.

                   "business day" means any day other than (i) a Saturday or Sunday or (ii) a day that is a banking holiday in any of the United States, the United Kingdom or Canada.

                   "Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

                   "Chevron" means Chevron U.S.A. Inc., a Pennsylvania corporation.

                   "Class A Group" means a Group that continuously from the time that such Group becomes a Group under this Agreement owns not less than a number of shares of Common Stock equivalent to 34,760,890 shares of Original Stock.

                   "Class B Group" means a Group that continuously from the time that such Group becomes a Group under this Agreement owns a number of shares of Common Stock equivalent to at least 23,173,926 shares of Original Stock but less than 34,760,890 shares of Original Stock.

                   "Class C Group" means a Group that continuously from the time that such Group becomes a Group under this Agreement owns a number of shares of Common Stock equivalent to at least 11,586,963 shares of Original Stock but less than 23,173,926 shares of Original Stock.

                   "Common Stock" means shares of the common stock, par value $.01 per share, of the Corporation issued and outstanding from time to time after the consummation of the Merger (including, without limitation, shares of Common Stock issued upon conversion of shares of Series A Preferred Stock of the Corporation) and all securities of the


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                                        3

Corporation or any other Person issued in respect of shares of such common stock in connection with any exchange, merger, recapitalization, consolidation, reclassification, reorganization or other transaction to which the Corporation is a party, but excluding any shares or securities which cease to be outstanding.

                  "Common Stock Equivalents" means any and all rights, warrants, options, convertible securities, or exchangeable securities or indebtedness of the Corporation including, without limitation, the Series A Preferred Stock of the Corporation, or other rights, exercisable for or convertible into or exchangeable for, directly or indirectly, Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event, but does not include Common Stock.

                  "Corporation" shall have the meaning set forth in the recitals and includes any successor corporation.

                  "Designated Party" means a Party designated by all Parties of a Group to represent such Parties under this Agreement and bind such Parties as contemplated in this Agreement.

                  "Director" means a member of the Board.

                  "Duties" means all obligations of a Party and its Group under this Agreement, including, without limitation, the obligation to vote shares of Common Stock in accordance with Article II and the obligation to comply with the restrictions on Transfer and Acquisition of shares of Common Stock set forth in
Article III.

                  "Effective Time" shall have the meaning set forth in the Combination Agreement.

                  "Group" means one or more Persons, at least one of which is a Party to this Agreement, including only one Ultimate Parent Entity and any direct or indirect wholly owned Subsidiaries of the Ultimate Parent Entity.

                  "HM" means Hicks, Muse, Tate & Furst Incorporated, a Delaware corporation.

                  "HM Stockholders Agreement" means that certain Stockholders Agreement dated as of October 21, 1994 among HM, Old NGC and certain other persons.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.



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                                        4

                  "Independent Director" means a natural person who is not a Party or an Affiliate of a Party, or an officer or employee thereof or of the Corporation.

                  "Market Price" means, as of any trading day, the closing price, regular way, of a share or unit of the subject security on the principal securities exchange on which such security is listed, or if such security shall not be then listed, the last sales price on the Nasdaq Stock Market, or if such security shall not be quoted in the Nasdaq Stock Market, the average of the high and low bid and asked prices in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

                  "Marketable Securities" means equity securities of a class listed for trading on The New York Stock Exchange, the American Stock Exchange, the International Stock Exchange of the United Kingdom and the Republic of Ireland or the Nasdaq Stock Market of an issuer with total market capitalization (excluding shares held by affiliates of the issuer) of not less than $1 billion calculated by determining the Volume Weighted Market Price for the equity securities of such issuer that are also so listed for trading as of the date of the relevant Offer Date, and provided, that, if the equity securities of such issuer to be received by the Offeror have a total market capitalization of less than $1 billion (excluding any shares held by affiliates of the issuer and calculated based on the Volume Weighted Market Price for such securities), the shares to be received by the Offeror do not constitute more than 1/3 of the aggregate number of shares of such class of securities to be outstanding immediately following the issuance thereof (excluding any shares held by affiliates of the issuer).

                  "NOVA" means NOVA Gas Services (US) Inc., a Delaware corporation.

                  "Offer Expiration Time" means (i) with respect to any Offer made pursuant to Section 3.3 in which the Purchase Price for all Shares Subject to the Offer is less than $10,000,000, 5:30 p.m. Houston Time on the 10th business day following the Offer Date; (ii) with respect to any Offer made pursuant to Section 3.3 in which the Purchase Price for all Shares Subject to the Offer is greater than $50,000,000, 5:30 p.m. Houston time on the 40th business day following the Offer Date; and (iii) with respect to any other Offer made pursuant to Section 3.3, 5:30 p.m. Houston time on the 20th business day following the Offer Date; provided, however, that in the case of an Offer for which the Purchase Price is based on the Volume Weighted Market Price of any security other than the Common Stock or is determined, in whole or in part, by an investment banking firm pursuant to Section 3.4(f), the Offer Expiration Time shall be the number of business days set forth above, in each case following the date of determination of the Purchase Price pursuant to Section 3.4(f).

                  "Officer" means an officer of the Corporation elected by the Board.



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                                        5

                  "Original Stock" means Common Stock outstanding immediately after the Effective Time, as adjusted (i) to reflect any reclassification, subdivision or combination of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock and (ii) to give effect to any recapitalization, merger or consolidation in which all of the outstanding shares of Common Stock are exchanged for Capital Stock.

                  "Other Securities" means debt securities rated "A-" or higher (or equivalent) by Standard & Poor's Corporation or Moody's Investors Services, Inc. of an issuer that has a class of equity securities listed for trading on The New York Stock Exchange, the American Stock Exchange, the International Stock Exchange of the United Kingdom and the Republic of Ireland or the Nasdaq Stock Market with total market capitalization (excluding shares held by affiliates of the issuer) of not less than $1 billion calculated by determining the Volume Weighted Market Price for the equity securities of such issuer that are also so listed for trading as of the date of the relevant Offer Date.

                  "Party" means any party to this Agreement during the period in which it is a party.

                  "Person" means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

                  "Private Transaction" means any voluntary Transfer other than a Public Transaction.

                  "Public Transaction" means (i) a public offering and sale of Common Stock registered under the Securities Act, (ii) a sale of Common Stock pursuant to Rule 144 promulgated under the Securities Act, or (iii) if the Party making such sale is not an Affiliate of the Corporation, a sale of Common Stock on the New York Stock Exchange or any other exchange on which the Common Stock may be traded or through any inter-dealer quotation system; provided, that, in the case of a sale pursuant to clause (i), to the knowledge, after reasonable investigation, of the Party making such sale, as of the time of such sale, no sales of Common Stock are made to any Person (other than, if applicable, the underwriters that are underwriting such public offering) who would immediately thereafter own more than 4.9% of the Common Stock.

                  "Rights" means all rights and benefits of a Party and its Group under this Agreement, including, without limitation, the ability to nominate and select Directors and approve certain transactions in accordance with Article II and the preferential rights to acquire shares of Common Stock in accordance with Article III.



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                                        6


                  "Series A Preferred Stock" shall mean the Series A Participating Preferred Stock, par value $.01 per share, of the Corporation.

                  "Shares" means shares of Common Stock and/or Common Stock Equivalents.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, business trust, limited liability company or similar entity, in which such Person holds a majority interest with respect to the right to receive dividends and distributions and the right to elect the governing body of such entity.

                  "trading day" means a day on which trading in the Common Stock occurs, if the Common Stock is listed on a securities exchange, on the principal securities exchange on which Common Stock is listed, or, if the Common Stock is not listed on a securities exchange but is quoted in the Nasdaq Stock Market, in the Nasdaq Stock Market, or if the Common Stock is not quoted in the Nasdaq Stock Market, in the domestic over-the-counter market.

                  "Transfer", including the correlative terms "Transferring" and "Transferred", means any transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of Common Stock (or any interest therein or right thereto) or Common Stock Equivalents other than the conversion of shares of Series A Preferred Stock; provided, however, that an exchange, merger, recapitalization, consolidation or reorganization involving the Corporation in which securities of the Corporation or any other Person are issued in respect of shares of the Common Stock of the Corporation shall not be deemed a Transfer if all shares of Common Stock are treated identically in such transaction.

                  "Ultimate Parent Entity" means, with respect to any Party, that Person that is the "ultimate parent entity" of such Party under Rule ss. 801.1(a)(3) promulgated under the HSR Act.

                  "Volume Weighted Average Market Price" means, as of a specified date, the volume weighted average of the Market Price of the subject security for the 20 consecutive trading days immediately preceding such date, in the case of shares of Common Stock, or following such date, in the case of any other security (with such volume weighted average calculated by (i) multiplying the Market Price as of the end of each such trading day by the number of shares or units of the subject security traded on such day (on the principal securities exchange on which such security is listed, or if such security shall not be then listed, on the Nasdaq Stock Market, or if such security shall not be quoted on the Nasdaq Stock Market, then in the domestic over-the-counter market), (ii) totaling the sum of such calculations for all 20 such trading days and (iii) then dividing the result by the total number of shares or units of the subject security traded during such 20 days).



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                                        7


                  (b) In addition, the following terms shall have the meaning specified in the Section of this Agreement identified below:

Term                                     Section
- ----                                     -------

Acquisition Agreement                    3.3(b)
Acquisition Proposal                     3.3(c)
Agreement                                Opening paragraph
Closing                                  3.4(c)
Combination Agreement                    Recitals
Indemnitees                              6.12
Indemnitor                               6.12
Invalid Transfer                         3.3(g)
Merger                                   Recitals
notice                                   6.3
Offer                                    The applicable paragraph of Section 3.3
Offer Date                               3.4(a)
Offeror                                  The applicable paragraph of Section 3.3
Offer Price                              The applicable paragraph of Section 3.3
Participating Offerees                   3.4(c)
Positive Receipt Notice                  3.4(c)
Purchase Price                           3.4(f)
Record Date                              3.7
Shares Subject to the Offer              The applicable paragraph of Section 3.3
Subject Shares                           3.6(b)
Third Party Sale                         3.3(b)

                  1.2 Representations and Warranties. (a) Each Party represents and warrants to the other Parties that as of the date hereof:

                  (i) such Party has full power and authority to execute and deliver this Agreement and the execution and delivery by such Party of this Agreement have been duly authorized by all necessary action;

                  (ii) this Agreement has been duly and validly executed and delivered by such Party and constitutes the binding obligation of such Party, enforceable against such Party in accordance with its terms, and does not conflict with any other agreement or arrangement with respect to Common Stock or Common Stock Equivalents of such Party, including, without limitation, agreements or arrangements



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                                        8

         with respect to the acquisition, disposition or voting of shares of Common Stock or Common Stock Equivalents;

                  (iii) assuming that the Common Stock to be issued to it pursuant to the Combination Agreement is duly and validly issued free and clear of all liens and other encumbrances, immediately after the consummation of the Combination, such Party shall own the number and kind of shares of Common Stock and the Common Stock Equivalents, if any, as set forth on Schedule I, and such Shares shall be owned by such Party free and clear of all liens and other encumbrances arising by, through or under such Party except for this Agreement and security interests in favor of commercial lending institutions if Section 3.2(b) has been complied with; and

                  (iv) such Party is not a party to any agreement or arrangement with respect to the acquisition, disposition or voting of shares of Common Stock or Common Stock Equivalents, other than as contemplated by the Combination Agreement or, if applicable, the HM Stockholders Agreement.

                  (b) British Gas represents and warrants to the other Parties that, as of the date hereof, it is a direct or indirect wholly owned subsidiary of British Gas plc, an English company, its Ultimate Parent Entity, and that British Gas is the Designated Party of its Group.

                  (c) Chevron represents and warrants to the other Parties that, as of the date hereof, it is a direct or indirect wholly owned subsidiary of Chevron Corporation, a Delaware corporation, its Ultimate Parent Entity, and that Chevron is the Designated Party of its Group.

                  (d) NOVA represents and warrants to the other Parties that, as of the date hereof, it is a direct or indirect wholly owned subsidiary of NOVA Corporation, an Alberta corporation, its Ultimate Parent Entity, and that NOVA is the Designated Party of its Group.

                                   ARTICLE II

                  BOARD OF DIRECTORS; VOTING OF CAPITAL STOCK;
                              CERTAIN OTHER MATTERS

                  2.1 Board of Directors and Executive Committee. (a) The Parties shall take all action within their respective power, including the voting of Capital Stock of the Corporation, as is necessary to cause the Board at all times from and after the Effective Time to consist of 13 Directors and to elect the Directors nominated as follows:




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                                        9

                  (i) Class A Group Nominees: Each Class A Group shall nominate three Directors.

                  (ii) Class B Group Nominees: Each Class B Group shall nominate two Directors.

                  (iii) Class C Group Nominees: Each Class C Group shall nominate one Director.

                  (iv) Management Nominees: The Board shall nominate two Directors from among the Officers, except that the Chief Executive Officer of the Corporation shall nominate such Officer Directors as long as his employment agreement with the Corporation so provides.

                  (v) Independent Director Nominees: The Board shall nominate two Independent Directors, except that prior to March 14, 1997, one member shall be a nominee of HM to the extent provided in the HM Stockholders Agreement.

                  (vi) Other Directors: All other Directors, if any, shall be nominated and elected in accordance with applicable law, and this Agreement shall not limit or otherwise restrict any Party's actions with respect to the nomination or election of such Directors.

                  (b) Executive Committee. Each Class A Group and each Class B Group, if any, shall select one Director to be a member of the Executive Committee of the Board or any similar committee. Each of the other Directors selected by such Class A Group or Class B Group, as the case may be, shall be designated as alternative members of each such committee to serve in the place and stead of the member who is a Director designated by such Class A Group or Class B Group. Any such alternate member may replace any absent or disqualified member at any meeting of such committee.

                  (c) Removal or Resignation. With respect to any Person nominated by a Group in accordance with paragraphs (a) and (b) above as a Director or a member of any committee of the Board:

                  (i) such Person shall be removed at the request of such Group, and may be removed for cause or because such Group is no longer entitled to make such nomination; and

                  (ii) if such Person is unable to serve, or once having commenced to serve, is removed or resigns such Group shall nominate a replacement unless such Group is no longer entitled to make such nomination.

                  (d) Neither the Board nor any committee thereof shall take any action without first giving effect to any nomination of Directors by a Group in accordance with this Section, provided, however, that if a Group fails to make a nomination within 10 business days after receipt of notice from the Corporation or another Party requesting that such Group make a nomination, the Board may fill the vacancy and the Board or committee thereof may then take action; provided further that the Director so appointed by the Board shall be removed if the Group entitled to select the Director to fill such vacancy subsequently makes a nomination.

                  2.2 Certain Transactions. No Party shall vote, or permit any member of its Group to vote, any shares of Common Stock in favor of, or consent in its capacity as a stockholder of the Corporation to, any actions listed below, unless each Class A Group has provided notice to the other Groups of its approval of the proposed action:

                  (i) Any amendment to the Certificate of Incorporation or Bylaws of the Corporation;

                  (ii) Any sale of all or substantially all of the assets of the Corporation, including any amendment to the terms of such sale; and

                  (iii) Any merger or consolidation of the Corporation with any Person, or any liquidation or dissolution of the Corporation, including any amendment to the terms of such merger, consolidation, liquidation or dissolution.

Notwithstanding the foregoing, this Section 2.2 shall not require that any of the actions listed above be approved by the stockholders of the Corporation if such approval would not be required in the absence of this Agreement.

                                   ARTICLE III

                    RESTRICTIONS ON TRANSFER AND ACQUISITION

                  3.1 General Provisions. No Party shall make any Transfer or any Acquisition, directly or indirectly, through an Affiliate or otherwise, except as expressly permitted herein.

                  3.2 Permitted Transfers; Transfers Not Subject to Preferential Right.

                  (a) Transfers Within a Group. Any member of a Group may, from time to time, make a Transfer to any other member of the same Group, provided that the transferee becomes a Party to this Agreement by executing an Adoption Agreement.




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                                       11

                  (b) Certain Pledges. Any Party may pledge Common Stock and/or Common Stock Equivalents such Party owns to a commercial lending institution as security for indebtedness of such Party if prior to any such pledge, the pledgee shall deliver to the other Parties its written agreement, in form and substance satisfactory to the other Parties, (i) that such lender will not Transfer such Common Stock and/or Common Stock Equivalents except in compliance with the provisions of this Agreement, (ii) that the pledgee or its assignee must offer to sell the stock pursuant to Section 3.3(e)(ii) before it may accept any offer at foreclosure or in lieu of foreclosure or before it or its assignee may acquire such shares and (iii) that the lender or any Person acquiring such stock, whether by foreclosure or otherwise, will assume and be bound by all of the obligations of the pledging Party under this Agreement; provided, however, that prior to January 1, 1997, no Party may pledge pursuant to this Section 3.2(b) more than 20% of the Common Stock and Common Stock Equivalents such Party owns.

                  (c) Limited Transfers in Public Transaction. After January 1, 1997, a Party may Transfer up to that number of shares of Common Stock that is equivalent to 3,862,321 shares of Original Stock in one or more Public Transactions.

                  (d) Certain Indirect Transfer Transactions. An Ultimate Parent Entity of any Party may cease to control such Party provided such cessation of control is a result of a reorganization or other transaction (i) in which one Person becomes the Ultimate Parent Entity of such Party and such former Ultimate Parent Entity, or (ii) in which the former Ultimate Parent Entity is merged or otherwise combined with the new Ultimate Parent Entity or (iii) in which all Parties which are members of a Group become members of a new Group with a new Ultimate Parent Entity through a spinoff in which all Shares held by any member of such Group are, directly or indirectly, distributed to the former Ultimate Parent Entity's shareholders, or through a widely distributed public offering, or through a similar transaction so long as the book value of the Shares is less than 50% of the book value of all assets of the new Ultimate Parent Entity (on a consolidated basis) as of the date of such transaction, in which event the applicable Group shall be deemed to be the new Ultimate Parent Entity and all of its direct and indirect wholly owned Subsidiaries.

                  (e) Sale of Common Stock Received on Conversion of Series A Preferred Stock. In addition to any Shares which it may Transfer pursuant to
Section 3.2(c) above, Chevron may Transfer in a Public Transaction any shares of Common Stock received on conversion of shares of the Series A Preferred Stock at any time on or after January 1, 1997.

                  (f) Transfers Not Subject To Preferential Rights. Any Transfer pursuant to this Section 3.2 will not be subject to the preferential rights set forth in Section 3.3.




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                                       12

                  3.3      Transfers Subject to Preferential Right.

                  (a) Other Transfers in a Public Transaction and Transfer in a Private Transaction After January 1, 1997. Except as may otherwise be expressly permitted herein, on or after January 1, 1997, a Party may make a Transfer in a Public Transaction in excess of that number of shares of Common Stock permitted pursuant to Section 3.2(c) and 3.2(e), or a Party may make a Transfer in a Private Transaction, in each case to a transferee, but only in compliance with this Section 3.3.

                  (b) Right of First Offer. The Designated Party for any Group that wishes to make a Transfer, other than pursuant to a transaction permitted under Section 3.2 hereof, may, at its option, make a written offer (the "Offer") to sell to the other Groups all of such Shares. The Offer shall (i) be executed by each Party desiring to make a Transfer (the "Offeror"), (ii) specify the number of Shares the Group desires to sell (the "Shares Subject to the Offer") and (iii) specify the price (the "Offer Price") and other material terms on which the other Groups may purchase the Shares Subject to the Offer. If the other Groups fail to elect timely to purchase all of the Shares Subject to the Offer prior to the Offer Expiration Time as set forth in Section 3.4, the Offeror may enter into an agreement (an "Acquisition Agreement") within 60 days after the Offer Expiration Time to sell all but not less than all of the Shares Subject to the Offer and may consummate such sale (the "Third Party Sale") at any time on or prior to the date that is 90 days after the Offer Expiration Time; provided, however, that (i) if the Purchase Price determined in accordance with Section 3.4(f) with respect to such Third Party Sale is equal to or less than 10% higher than the Offer Price, the other Groups will have a right of first refusal pursuant to Section 3.3(c) below to buy such shares at such Purchase Price; and (ii) in all other cases, the other Groups shall have the right to consent to the identity of the proposed purchaser, such consent not to be unreasonably withheld; and provided, further, that if such consent has not been given on or prior to the Offer Expiration Time, the 60 day period during which the Offeror may enter into an Acquisition Agreement and the 90 day period during which the Third Party Sale may be consummated shall begin on the date such consent is given by the other Groups. The other Groups shall have a period of 10 business days after notice of the identity of a proposed purchaser with which the Offeror has entered into discussions with respect to an Acquisition Agreement, to request reasonable information with respect to, and consultation or a meeting with, such proposed purchaser in connection with exercising its right to consent to the identity of such proposed purchaser. The other Groups shall exercise such consent right as soon as practicable and in no event later than 10 business days after the later of the date of such consultation or meeting, if any, and the date of receipt of all material information reasonably requested by such other Groups with respect to such proposed purchaser; provided, however, that if during such 10 business day period such other Groups reasonably request supplemental information after review of the information initially furnished, such right shall be exercised within 5 business days after receipt of such supplemental information.

In granting or withholding such consent, each of the other Groups may consider the following factors, among others:

                  (i)   the creditworthiness of such proposed purchaser,

                  (ii) whether such proposed purchaser is an owner or operator of a significant amount of assets or businesses which are the same as or substantially similar to a line of business of the Corporation and such proposed purchaser competes with the Corporation,

                  (iii) any material conflicts of interest between such proposed purchaser and the Corporation, and

                  (iv) the general business reputation of such proposed purchaser in the industries in which it is a participant.

                  (c) Right of First Refusal. If required pursuant to Section 3.3(b) or upon a Party's receipt of an acquisition proposal from a bona fide creditworthy purchaser that is subject only to (i) customary closing conditions (such as receipt of governmental and third party consents, bring-down of representations and absence of litigation, etc.) and (ii) non-exercise of the right of first refusal provided for in this Section 3.3(c), which such Party desires to accept (an "Acquisition Proposal"), such Party (the "Offeror") shall offer (the "Offer"), by written notice to each other Group, to sell the Shares referred to in the Acquisition Proposal (the "Shares Subject to the Offer") to the other Groups for the Purchase Price determined in accordance with Section 3.4(f) (the "Offer Price") and on the terms set forth in the Acquisition Proposal. Any Offer under this Section 3.3(c) shall be irrevocable for so long as any Group has the right to purchase any Shares Subject to the Offer. The Offer shall be delivered to each other Group, and shall (i) state the Shares Subject to the Offer, the consideration to be paid therefor, the Offer Date and the Offer Expiration Time and (ii) contain a true and complete copy of the Acquisition Proposal. If the Offer is not accepted to the extent required by
Section 3.4(b), the Offeror shall be permitted at any time within 90 days after the Offer Expiration Time to make a Transfer of all (but not less than all) of the Shares Subject to the Offer in accordance with Section 3.4(d) of this Agreement.

                  (d) Transfer in Excess of Permitted Amount in Public Transaction. Except as may otherwise be expressly permitted herein, a Party that desires to make a Transfer in a Public Transaction of a number of Shares of Common Stock that exceeds the amount permitted pursuant to Section 3.2(c) (the "Offeror") must offer (the "Offer"), by written notice to each other Group, to sell the Shares that it desires to Transfer (the "Shares Subject to the Offer") to the other Groups. Offers under this Section 3.3(d) shall be irrevocable for so long as any Group has the right to purchase any Shares Subject to the Offer. Offers shall be delivered by the Offeror to each other Group and shall state (i) the number of shares of

Common Stock that the Offeror proposes to Transfer, (ii) whether or not the intended method of Transfer is by underwritten public offering, (iii) the price per share at which the Offeror proposes to sell the Shares Subject to the Offer in a Public Transaction and (iv) the Offer Expiration Time.

                  (e) Bankruptcy and Certain Other Events. If any of the following events occur:

                  (i) the filing of a petition in bankruptcy by a Party, the filing of a petition in bankruptcy against a Party that is not dismissed within 90 days, the appointment of a receiver of a Party's property or the admission by a Party of its inability to pay its debts generally; or

                  (ii) any involuntary Transfer by a Party (including by operation of law);

then such Party, or its transferee, as the case may be (the "Offeror"), shall be deemed to have made an Offer (the "Offer") to sell all Shares owned by such Party, in the case of an event under clause (i) above, or all Shares so Transferred, in the case of an event under clause (ii) above (the "Shares Subject to the Offer") to the other Groups for the Purchase Price determined pursuant to Section 3.4(f), and such Party shall promptly deliver written notice of the Offer to the other Groups. If the Offer is not accepted to the extent required by Section 3.4(b) prior to the Offer Expiration Time, the Offeror (or in the case of clause (ii) of this Section, the Offeror's transferee) may retain such Shares, but such Shares shall remain subject to this Agreement.

                  (f) Certain Indirect Transfer Transactions. If (i) any Party ceases to be a member of its Group, other than pursuant to Section 3.2(d), such Party shall be deemed to have Transferred all of its Shares, and such Party ("Offeror") shall promptly notify each other Group of such event and offer (the "Offer"), by written notice to each other Group, to sell all Shares owned by such Party (the "Shares Subject to the Offer") to the other Groups for the Purchase Price determined pursuant to Section 3.4(f). Offers under this Section 3.3(f) shall (i) be in writing, (ii) be irrevocable for so long as any Group has the right to purchase any Shares Subject to the Offer, (iii) be sent by the Offeror to each other Group, (iv) contain a description of the event resulting in the Offer, (v) contain the name and address of the new Ultimate Parent Entity of the Offeror, and (vi) state the Offer Expiration Time.

                  (g) Invalid Transfers. Any Transfer or attempted Transfer in breach of this Agreement ("Invalid Transfer") shall be void and of no effect; provided that one or more Parties who own at least a majority of the Common Stock owned by all Parties may determine to treat any Invalid Transfer as an involuntary Transfer pursuant to

Section 3.3(e)(ii), in which event all of the other Groups shall have the Rights provided in Section 3.3(e)(ii).

                  3.4  Procedures with Respect to Transfers Subject to Section
3.3.

                  (a) Offer Date; Shares Subject to the Offer; Election Procedure. The first date an Offer pursuant to Section 3.3 has been deemed received pursuant to Section 6.3 by all other Groups (or, in the case of a deemed Offer pursuant to Section 3.3(e) or (f), if no such written notice is delivered by the Offeror, on the date the other Groups receive evidence, satisfactory to them, of such deemed Transfer by the Offeror) shall be the "Offer Date." With respect to any Offer made or deemed made pursuant to Section
3.3 (b), (c), (d), (e) or (f), the other Groups shall have the option and preferential right, but shall not be obligated, to elect by the Offer Expiration Time, to purchase the Shares Subject to the Offer. Each Group desiring to purchase Shares Subject to the Offer shall, prior to the Offer Expiration Time, deliver a written notice to the Offeror with a copy to each other Group stating that such Group elects to purchase up to one-half of the Shares Subject to the Offer. If the other Groups elect to purchase some but not all of the Shares Subject to the Offer, the Group, if any, that elected to purchase all of the Shares Subject to the Offer that it was eligible to purchase (the "Electing Offeree") shall have 10 business days to deliver a written notice to the Offeror with a copy to each other Group stating the number of additional Shares Subject to the Offer, if any, that such Electing Offeree elects to purchase, and the Offer Expiration Time shall be extended for such period.

                  (b) Requirement to Purchase Some or All. With respect to Offers made, or deemed made, pursuant to Section 3.3 (d), (e) or (f), the other Groups shall not be required to elect collectively to purchase all of the Shares Subject to the Offer, but instead may elect to purchase a portion thereof, in which event the Offeror shall be obligated to sell that portion to the other Groups and shall be entitled to Transfer only that portion of the Shares Subject to the Offer that are not purchased by the other Groups. With respect to Offers made pursuant to Section 3.3(b) or (c), if the other Groups fail to elect to purchase all of the Shares Subject to the Offer, then the other Groups shall be deemed not to have accepted the Offer and the Offeror shall be permitted to Transfer all of the Shares Subject to the Offer on the terms set forth in the applicable paragraph of Section 3.2 and subject to the provisions of Section 3.4(d).

                  (c) Election to Purchase. If one or more of the other Groups elect to purchase the Shares Subject to the Offer to the extent required by
Section 3.4(b), then the Offer shall be deemed accepted to such extent, and the Offeror shall promptly notify in writing (the "Positive Receipt Notice") each Group electing to purchase Shares Subject to the Offer (the "Participating Offerees"). The Positive Receipt Notice shall specify the number of Shares that each Participating Offeree is obligated to purchase and the time, date and place of the closing of the acquisition of Shares Subject to the Offer by the Participating Eligible Offerees (the "Closing").

                  (d) Election Not to Purchase; Terms of Transfer to Third Party. If the other Groups do not elect to purchase all of the Shares Subject to the Offer made under Section 3.3, the Offeror desiring to make the Transfer pursuant to Section 3.3 shall be permitted at any time within, but not after, the time period specified in the applicable paragraph of Section 3.3 or, if no time period is specified, 90 days after the Offer Expiration Time, to make a Transfer of all (but not less than all) of the Shares Subject to the Offer, other than the Shares, if any, to be purchased by the other Groups pursuant to
Section 3.4(c); provided, however, that no such Transfer shall be made (i) on more favorable terms (including lower price) than the terms specified in the Offer, (ii) in the case of an Offer pursuant to Section 3.3(b) or (c), to a Person other than the proposed transferee consented to by the other Groups or specified in the Acquisition Proposal, as the case may be or (iii) in the case of an Offer pursuant to Section 3.3(d), in a manner other than that specified in the Offer.

                  (e) Closing. Unless otherwise agreed to by the Offeror and each Participating Offeree, the Closing shall be at 9:00 a.m., on (i) with respect to any Offer made pursuant to Section 3.3 in which the Purchase Price for all Shares Subject to the Offer is less than $10,000,000, the 10th business day following the date of the applicable Positive Receipt Notice; and (ii) with respect to any other Offer made pursuant to Section 3.3, the 40th business day following the date of the applicable Positive Receipt Notice, subject to any delay in the Closing permitted pursuant to Section 3.4(g). At the Closing, the Purchase Price (if cash, in the form of a cashier's check or by wire transfer in same day funds) shall be delivered to the Offeror or its designee, and the Offeror shall deliver to the Participating Offerees such certificates representing the Shares so purchased, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all liens, encumbrances and adverse claims with respect thereto and such other documents, if any, as are necessary for the proper Transfer of the Shares so purchased to the Participating Offerees on the books of the Corporation. For the purpose of the foregoing, fractional interests shall be sold into the public market with the net proceeds allocated pro rata among the Participating Offerees.

                  (f) Amount and Form of Payment. The purchase price with respect to any Shares Subject to the Offer (the "Purchase Price") shall be equal to (i) the purchase price specified in the Offer (or if an Acquisition Agreement is entered into by the Offeror and a third party, the purchase price proposed to be paid by the applicable third party purchaser under an Acquisition Agreement) pursuant to Section 3.3(b) or an Acquisition Proposal pursuant to Section 3.3(c), as the case may be, calculated in accordance with this Section 3.4(f),
(ii) the price set forth in the Offer pursuant to Section 3.3(d) or (iii) in the case of an Offer or deemed Offer pursuant to Section 3.3(e) or (f), 98.5% of the Volume Weighted Market Price as of the applicable Offer Date of the Shares Subject to the Offer.

                  The following additional provisions shall apply to any proposed Transfer pursuant to Section 3.3(b) or (c): In the case of a proposed Transfer to a third party for consideration payable solely in cash, the Purchase Price shall equal the aggregate amount of such cash. In the case of a proposed Transfer to a third party for consideration consisting either solely of Marketable Securities or of cash and Marketable Securities, the Purchase Price shall be equal to the amount of the cash component, if any, and 98.5% of the Volume Weighted Average Market Price as of the applicable Offer Date of the Marketable Securities included as consideration. In the case of a proposed Transfer to a third party for consideration consisting either solely of Other Securities or of cash and/or Marketable Securities and Other Securities, the Purchase Price shall be equal to (i) the amount of the cash component, if any,
(ii) 98.5% of the Volume Weighted Average Market Price as of the applicable Offer Date of the Marketable Securities included as consideration, if any, and
(iii) the fair market value of such Other Securities as determined by an investment banking firm of national reputation selected by the Participating Offerees and reasonably acceptable to the Offeror, it being understood that, in determining the fair market value thereof, such investment banking firm shall take into account any discount, commission and other direct selling expenses that the Offeror would incur in selling such Other Securities. In the case of a proposed Transfer to a third party for which at least 80% of the aggregate consideration is to be paid in assets related to the businesses operated by the Offeror, the Purchase Price shall be equal to the sum of (a) the fair market value of such assets as determined by an investment banking firm of national reputation selected by the Participating Offerees and reasonably acceptable to the Offeror and (b) the value of the remaining consideration, valued in accordance with clauses (i), (ii) and (iii) of the preceding sentence. In the case of any other proposed Transfer to a third party, the Purchase Price shall be equal to 90% of the Volume Weighted Average Market Price of the Shares Subject to the Offer (or the underlying shares of Common Stock, in the case of Common Stock Equivalents). The Purchase Price of all Shares Subject to the Offer purchased by any Group pursuant to an Offer made or deemed made under Section 3.3(b) through 3.3(f) shall be paid in cash.

                  (g) Delay for Approvals. If any Positive Receipt Notice is delivered by the Offeror, the Offeror and the Participating Offerees shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents. Any Closing pursuant to Section 3.4(e) shall be delayed, to the extent required, until the date that is 5 business days following the expiration of any required waiting periods under the HSR Act and the obtaining of all necessary governmental approvals; provided, however, that in the case of such delay, the Purchase Price shall be increased by the Applicable Interest Rate from the date that the Closing would have otherwise occurred; and provided, further, however, such delay shall not exceed 90 days, if the Purchase Price for all Shares Subject to the Offer is less than $50,000,000 or 180 days, if the Purchase Price for all shares Subject to the Offer is $50,000,000 or more, and if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such 90th or 180th day, as the case may be, following the applicable Preferential Purchase Closing Date, then the other

Groups shall be deemed to have elected not to purchase any of the Shares Subject to the Offer and the Offeror shall be entitled to Transfer the Shares Subject to the Offer in accordance with Section 3.4(d) (except that such 90th or 180th day, as the case may be, shall be deemed to be the applicable Offer Expiration Time).

                  3.5 Conditions to Transfer of Rights In Connection with a Permitted Transfer. In connection with a Transfer permitted hereunder, a Group may transfer all, but not less than all, of its Rights under this Agreement to the transferee of shares of Common Stock; provided, however, that any such transferee shall be required to become a Party to this Agreement by executing an Adoption Agreement, and shall have all the Duties of a Party hereunder and the Rights that are expressly provided for herein.

                  3.6 Restrictions on Certain Acquisitions. (a) Except for the Acquisitions taking place at the Effective Time pursuant to the Combination Agreement and as permitted by Section 3.2(a), each Party agrees that neither such Party nor any member of such Party's Group will Acquire any Shares prior to January 1, 1997 unless the Designated Parties for each of the other Groups agree in writing to such Acquisition.

                  (b) For the entire term of this Agreement, each Party agrees that neither such Party nor any member of such Party's Group will Acquire ownership of any Shares (the "Subject Shares") unless (i) such Party gives notice and an opportunity to participate in such Acquisition to the Designating Parties for each of the other Groups and (ii) at the time of or prior to such Acquisition by any member of such Party's Group that is not a Party to this Agreement, such member executes and delivers an Adoption Agreement. Any notice pursuant to clause (i) of the preceding sentence shall be in writing and shall
(i) be executed by the Party desiring to Acquire Shares, (ii) specify the type and number of Shares which such Party desires to Acquire and the purchase price or range of prices at which such Party desires to Acquire Shares and (iii) the identity of the persons from whom such Party desires to Acquire such Shares, if known. Each of the other Parties shall have ten business days after receipt of such notice to elect to participate in such Acquisition. If any Party elects to so participate, it shall provide a written acceptance notice to the Party proposing such Acquisition and to each other Party prior to the expiration of such 10 business day period specifying the number of Shares that it elects to purchase, which number shall not exceed (i) 1/3 of the Subject Shares if there are three Groups at the time of such proposed Acquisition or (ii) 1/2 of the Subject Shares if there are two Groups at the time of such proposed Acquisition; provided, however, that if there are three Groups at the time of such proposed Acquisition and one Group does not elect to purchase all of the shares that it could elect to Acquire pursuant to this Section 3.6(b), then the other Group making an election to Acquire Shares hereunder shall have an additional 5 business days after the expiration of such 10 business day period to elect to Acquire up to 1/2 of the Subject Shares that the other Group could have, but did not, elect to Acquire. For greater certainty, the Parties intend by this Section 3.6(b) to provide a mechanism by which no Group will Acquire any Shares without offering the other Groups the opportunity to participate equally.

                  (c) In the event Chevron or any member of its Group elects to convert shares of Series A Preferred Stock into Common Stock pursuant to Section 4(C)6(A)(i)(a) of the Certificate of Incorporation of the Corporation, then at any time thereafter, each of the other Groups will be permitted to acquire an equivalent number of shares of Common Stock in the open market pursuant to this
Section 3.6(c) and neither Chevron nor any member of its Group will be entitled to participate in such purchase under Section 3.6(b). Chevron agrees that it will not convert any shares of Series A Preferred Stock pursuant to Section 4(C)(6)(A)(i)(a) of the Certificate of Incorporation of the Corporation unless
(i) it shall have given each of the Parties hereto at least 20 business days' prior written notice of its intention to make such conversion, which notice shall set forth the number of shares of Series A Preferred Stock that Chevron intends to convert, the basis under the Certificate of Incorporation of the Corporation for such conversion and the date of such conversion and (ii) none of the other Parties hereto shall have notified Chevron in writing prior to the conversion date specified in Chevron's notice that such Party desires to Acquire a number of shares of Common Stock up to the number of shares to be received by Chevron on such conversion. Chevron agrees that, if any Party gives the notice referred to in clause (ii) of the previous sentence, Chevron shall not effect such conversion until the earlier of the date on which such other Party can effect the purchase referred to in its notice or the date that is 70 days after the conversion date specified in Chevron's notice.

                  3.7 Effect of Distributions and Certain Transactions. If, in connection with any Offer, any record date for any dividend or distribution by the Corporation (other than any regular quarterly cash dividend) or any record date for the issuance of any securities of the Corporation or any other Person in respect of Common Stock of the Corporation in connection with any exchange, merger, recapitalization, consolidation, reorganization or other transaction involving the Corporation (in any such case, a "Record Date") occurs on or after the date on which the Purchase Price is determined and prior to the Closing, then the Participating Offeree shall be entitled to receive any such dividends, distributions or securities, as the case may be, in respect of the Common Stock they acquire pursuant to such Offer and appropriate documentation shall be delivered at the Closing by the Offeror to evidence the Participating Offerees' right to receive such dividends, distributions or securities.

                                   ARTICLE IV

                           EFFECTIVENESS; TERMINATION

                  4.1 Effectiveness and Term. The provisions of this Agreement shall become effective at the Effective Time and no Party shall have any Duties or Rights hereunder prior to such time. If the Combination Agreement is terminated in accordance with its terms, the provisions of this Agreement shall be null and void and of no further force or effect and this Agreement shall be deemed terminated. Following the Effective Time, this Agreement shall continue for an initial term of 10 years. Such term shall be extended for a period of up to 3 additional years if any Class A Group so elects by notice to the Designated Party for each other Group at any time prior to the date that is 90 days prior to the tenth anniversary of the Effective Time, and will automatically renew on an annual basis for an additional year commencing on the last day of the initial term or, if extended, the last day of the renewal term, unless a Party objects to such renewal not less than 90 days prior to commencement of a renewal period or unless, in each case, the Agreement is terminated earlier pursuant to Section 4.2.

                  4.2 Termination. This Agreement shall terminate and no Party shall have any further Duties or Rights hereunder upon the earliest to occur of
(i) the date on which all Groups having Rights under this Agreement collectively own less than 30% of the Common Stock, (ii) the date of the dissolution, liquidation or winding-up of the Corporation without creation of a successor corporation, (iii) 10 business days following the date of the delivery to the other Parties of a written termination notice executed by the Designated Party of a Class A Group that owns in excess of 50% of the Common Stock, which notice shall include copies of a consent to such termination by each other remaining Class A Group and (iv) 10 business days following the date of the delivery to the other Parties of a written termination notice executed by the Designated Party of a Class A Group that owns at least 75% of the Common Stock.

                                    ARTICLE V

                          AGREEMENTS OF GENERAL EFFECT

                  5.1 Shares Subject to this Agreement. Except as otherwise provided for herein, all Shares now or hereafter owned by any Party hereto or any member of its Group shall be subject to the terms of this Agreement. For purposes of determining the Common Stock owned by a Group, such determination shall be made by aggregating the ownership of all members of such Group but without duplication so that a share of Common Stock will be deemed owned by only one member of the Group.

                  5.2 Legends. (a) A copy of this Agreement shall be filed with the Secretary of the Corporation. At the Effective Time, each Party shall request that the Corporation cause each certificate representing Shares to carry a legend as follows:

                  THIS SECURITY IS SUBJECT TO CERTAIN VOTING AGREEMENTS, RESTRICTIONS ON TRANSFER, AND OTHER TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF MAY 22, 1996, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

                  (b) Upon the acquisition of additional Shares after the date hereof, each Party shall cause each certificate representing such shares to carry the above legend.

                  5.3 Rights and Duties. Each Party acknowledges and agrees that: (i) as of the time the first member of its Group becomes a Party to this Agreement, such Group acquires Rights which may be transferred only in accordance with the terms of this Agreement; and (ii) notwithstanding any such transfer of Rights, such Party remains bound by and continues to have Duties under this Agreement until such Party ceases to be a Party hereto in accordance with this Agreement. A Party which is a member of a Group that has transferred all of its Rights under this Agreement shall remain subject to all of its Duties under this Agreement until such time as its Group ceases to own Shares representing at least 5% of the outstanding shares of Common Stock, at which time all members of such Group shall cease to be Parties to this Agreement. Except as provided in Section 3.5, no transferee of Shares shall accede to any of the Rights of any Group hereunder or shall be required to become a Party to this Agreement.

                  5.4 Designated Parties; Change in Number of Shares Owned. The Designated Party of each Group shall have exclusive authority to act and receive notices on behalf of such Group under this Agreement. Each Party shall provide all necessary cooperation and information to its Designated Party to enable such Designated Party to fulfill such Party's Duties, but no failure of a Designated Party to fulfill a Party's Duties shall excuse the Party from any non-performance of such Duties. A Designated Party shall notify the other Designated Parties if it ceases to be the Designated Party of its Group; such notice shall name and be subscribed to by the new Designated Party of such Group. A Designated Party shall notify the other Designated Parties if any Party ceases to be a member of its Group. Each Party agrees to notify each of the other Parties in writing promptly after a change in such Party's ownership of Common Stock and Common Stock Equivalents and after any event that would result in such Party ceasing to be a member, or becoming a member, of any Group.

                  5.5 Taking of Necessary Action. Each Party shall, and shall cause each member of its Group to perform its Duties hereunder and to take all reasonable efforts to influence those individuals whom its Group has nominated as Directors, if any, to vote as a Director in such a manner as to ensure that the Rights of each Group under this Agreement are fully effectuated; provided, however, that nothing in this Agreement, express or implied, shall relieve any director of the Corporation or any of its Subsidiaries, as such, of any fiduciary duties they may have to the Corporation or its stockholders.

                  5.6 Restrictions on Other Agreements. Except as otherwise expressly provided herein, no Party shall grant any proxy or enter into or agree to be bound by any voting trust with respect to its Shares nor shall any Party enter into any stockholder agreement or arrangements of any kind (other than the HM Stockholders Agreement) with any Person with respect to Shares (whether or not such agreements and arrangements are with other Parties), including, without limitation, agreements or arrangements with respect to the acquisition, disposition or voting of Shares.

                  5.7 Other Activities of the Parties; Fiduciary Duties. It is understood and accepted that the Parties and their Affiliates have or may hereafter have interests in other business ventures that are or may be competitive with the activities of the Corporation and its Subsidiaries and that, to the fullest extent permitted by law, nothing in this Agreement shall limit the current or future business activities of any of the Parties or any of their respective Affiliates, whether or not such activities are competitive with those of the Corporation or any of its Subsidiaries or otherwise. Except as expressly provided herein, nothing in this Agreement shall limit in any manner the ability of any Party to exercise its Rights under this Agreement or as a stockholder of the Corporation and this Agreement shall not create, or be deemed or interpreted to create, any fiduciary or similar duty of any Party owing to any other Party or the Corporation; provided, however, that nothing in this Agreement, express or implied, shall relieve any officer or director of the Corporation or any of its Subsidiaries, as such, of any fiduciary duties they may have to the Corporation or its stockholders.

                  5.8 Late Payment. If any Party does not timely pay in full any amount required of it under this Agreement, interest shall accrue on the amount of such payment not timely made, from the day such amount is owed until paid in full, at the Applicable Interest Rate.

                  5.9 U.S. Currency. All payments required or permitted hereunder shall be paid in U.S. dollars or other lawful currency constituting legal tender of the United States of America.

                  5.10 International Joint Ventures. For a period of two years from the Effective Time, the written consent of each Class A Group will be required for the formation of any partnership or other business arrangement involving shared ownership between the Corporation and any member of a Class A Group, provided that such consent will not be required for any such arrangement involving crude oil, or products refined from crude oil or natural gas liquids or liquified petroleum gases involving Caltex Petroleum Corporation directly or through one or more members of the Chevron Group. Thereafter, no Group will, either directly or indirectly, form any partnership or other business arrangement involving shared ownership between the Corporation and any member of such Group without prior consultation with each Class A Group.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 Amendment; Waivers. This Agreement may only be altered, supplemented, amended or waived by the written consent of each Party under this Agreement; provided, however, that no consent will be required to be obtained from a Party with Duties but not Rights under this Agreement if such Party is released from its Duties upon the effectiveness of such alteration, supplement, amendment or waiver. Any Group may (without the consent of any other Person) waive, in writing, any Duty owed to it hereunder by any other Group and any Group may (without the consent of any other Person) waive, in writing, any Right it has hereunder. Any waiver permitted hereunder may be made prospectively or retroactively.

                  6.2 Assignment. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their permitted assigns; provided, however, assigns shall only have those Rights that are expressly provided for herein in accordance with Section 3.5. No such assignment shall relieve the assignor from any liability accruing hereunder prior to an assignment permitted hereunder.

                  6.3 Notices. Any and all notices, designations, consents, offers, acceptances, or other communications provided for herein (each a "notice") shall be given in writing by overnight courier, telegram, or telecopy which shall be addressed, or sent, to the respective addresses or telecopy numbers of the Designated Parties set forth on Schedule I (or such other address or telecopy number as any Designated Party may specify by notice). All notices shall be deemed effective, delivered and received (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified above and receipt thereof is confirmed; (b) if given by overnight courier, on the business day immediately following the day on which such notice is delivered to a reputable overnight courier service; or (c) if given by telegram, when such notice is delivered at the address specified above.

                  6.4 Counterparts. This Agreement may be executed in two or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

                  6.5 Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions hereof.

                  6.6 Choice of Law. This Agreement shall be governed by the internal laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

                  6.7 Entire Agreement. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and as of the Effective Time will supersede all prior agreements, discussions and understandings with respect thereto, including, without limitation, the Stockholders Agreement dated as of October 21, 1994 among British Gas, NOVA, Old NGC and certain other parties.

                  6.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                  6.9 No Partnership. No term or provision of this Agreement shall be construed to establish any relationship of partnership, agency or joint venture between the parties hereto.

                  6.10 Number; Gender; Without Limitation; Interpretation of Certain Defined Terms. Pronouns, wherever used in this Agreement, and of whatever gender, shall include Persons of every kind and character, and the singular shall include the plural whenever and as often as may be appropriate. Any reference herein to "including" and words of similar import refer to "including without limitation". When reference is made herein to one or more Groups or other specified Parties or Persons, the determination as to which Persons are thereby referenced shall be made as of the time in question.

                  6.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which approximates as nearly as possible that of the invalid, illegal or unenforceable provisions.

                  6.12 Indemnification. Each Party (the "Indemnitor") hereby agree to protect, defend, indemnify and hold harmless all other Parties and their respective successors, heirs and assigns (the "Indemnitees") against any and all claims, lawsuits, damages and other liabilities and expenses (including reasonable attorneys' fees) suffered or incurred by any of the Indemnitees and which arise out of any breach by the Indemnitor of its representations, warranties, covenants or other obligations hereunder.

                  6.13 Specific Performance. The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure any breach of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which any Party may be entitled by law or equity. The Parties further agree that none of the Parties hereto shall raise the defense that there is an adequate remedy at law.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, but effective for all purposes as of the Effective Time.

                                                BG HOLDINGS, INC.


                                                By:  /S/ Hugh A. Tarpley
                                                Printed Name:  Hugh A. Tarpley
                                                Title:  President - BG Americas


                                                NOVA GAS SERVICES (U.S.) INC.


                                                By:  /s/ Jack S. Mustoe
                                                Printed Name:  Jack S. Mustoe
                                                Title:  Director


                                                CHEVRON U.S.A. INC.


                                                By:  /s/ B.J. Koc
                                                Printed Name:  B.J. Koc
                                                Title:  Vice President - Finance

                                   EXHIBIT "A"

                            ADOPTION AGREEMENT (form)


                  This Adoption Agreement ("Adoption") is executed pursuant to the terms of the Stockholders Agreement dated as of ___________, 1996, a copy of which is attached hereto and is incorporated herein by reference (the "Stockholders Agreement"), by the transferee ("Transferee") executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

                  1. Acknowledgment; Representations and Warranties. (a) Transferee acknowledges that Transferee is acquiring _____ [number of shares to be acquired to be inserted] shares of the Common Stock from a Party, subject to the terms and conditions of the Stockholders Agreement. Capitalized terms used herein without definition are defined in the Stockholders Agreement and are used herein with the same meanings set forth therein. Transferee represents and warrants to the other Parties to the Stockholders Agreements that as of the date hereof (i) Transferee has full power and authority to execute and deliver this Adoption Agreement and the execution and delivery by such Transferee of this Adoption Agreement have been duly authorized by all necessary action; (ii) this Adoption Agreement has been duly and validly executed and delivered by Transferee and constitutes the binding obligation of Transferee, enforceable against Transferee in accordance with its terms and does not conflict with any other agreement or arrangement with respect to Common Stock or Common Stock Equivalents, including, without limitation, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Common Stock or Common Stock Equivalents; (iii) Transferee owns the number of shares of Common Stock and Common Stock Equivalents, if any, indicated below their signature, and such shares are owed by Transferee free and clear of all liens and other encumbrances arising by, through or under Transferee except for this Adoption Agreement; and (iv) Transferee is not a party to any agreement or arrangement with respect to the acquisition, disposition or voting of Shares of Common Stock or Common Stock Equivalents.

                  (b) Transferee represents and warrants to the other Parties that as of the date hereof it is a direct or indirect wholly owned subsidiary of [name of Ultimate Parent Entity], its Ultimate Parent Entity, and that [_______________] is the Designated Party of its Group. Transferee further represents that the total number of shares owned by its Group is _____________.

                  2. Agreement. Transferee (i) agrees that the shares of the Common Stock acquired by Transferee, and shares of Common Stock and Common Stock Equivalents that are currently owned or that may be acquired by Transferee in the future, shall be bound by and subject to the terms of the Stockholders Agreement pursuant to the terms hereof, and (ii) hereby adopts the Stockholders Agreement with the same force and effect as if it were originally a Party thereto.

                  3. Notice. Any notice required as permitted by the Stockholders Agreement shall be given to Transferee at the address listed below Transferee's signature below.

                 [4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse's best interests, and to bind such spouse's community interest, if any, in the shares of common stock and other securities referred to above and in the Stockholders Agreement to the terms of the Stockholders Agreement.]

            EXECUTED AND DATED this the ___ day of __________, 19__.

                                                 TRANSFEREE:


                                                 By:___________________________
                                                 Title:________________________
                                                 Address:______________________



                                                 With a copy to _______________
                                                 Number of Shares:_____________


                                                 TRANSFEROR:


                                                 By:___________________________
                                                 Title:________________________
                                                 Address:______________________


Acknowledged:

                                                 BG Holdings, Inc.


                                                 By:___________________________


                                                 NOVA Gas Services (U.S.) Inc.


                                                 By:___________________________


                                                 Chevron U.S.A. Inc.

                                                 By:___________________________

                                   Schedule I


                                                      Effective Time Common Stock and
NGC Party                                             Common Stock Equivalents Ownership
- ---------                                             ----------------------------------


BG Holdings, Inc.                                     38,623,211 shares of Common Stock
 Address:
 1100 Louisiana, Ste 2500
 Houston, TX  77002
        Attn: Hugh Tarpley, President - BG Americas
 Telecopier:  (713) 754-7785

with copies to:

British Gas plc
Rivermill House
152 Grosvenor Road
London SW1V 3JL England
Attn:  William M. Friedrich, General Counsel
Telecopier: 011-44-171-269-4891

and:
Shearman & Sterling
599 Lexington Avenue
New York, NY 10022
Attn: Alfred J. Ross, Jr.
Telecopier: (212) 848-7179


NOVA Gas Services (U.S.) Inc.                         38,623,211 shares of Common Stock
 Address:  690 Mechanic Street
 Leominster, MA  01453
    Attn:  Dave Carpenter, Secretary
 Telecopier:  (508) 840-6683

with copies to:
 Jack S. Mustoe
 Senior Vice President and General Counsel
 NOVA Corporation
 801 Seventh Avenue, S.W.
 Calgary, Alberta CANADA T2P 3P7
 Telecopier:  (403) 261-3557

and:
 Alan Talkington
 Orrick Herrington & Sutcliffe
 400 Sansome Street
 San Francisco, CA  94111
 Telecopier:  (415) 773-5759


Chevron U.S.A. Inc.                                    38,623,211 shares of Common Stock and
Address: 1301 McKinney Street                          7,815,363 shares of Series A Preferred Stock
 Houston, TX  77010
 Attn: President of Chevron U.S.A. Production
Company





With copies to:
 Harvey D. Hinman
 Vice President and General Counsel
 Chevron Corporation
 575 Market Street
 San Francisco, CA  94105
 Telecopier:  (415) 894-6017

and:
 Terry Michael Kee
 Pillsbury Madison & Sutro LLP
 235 Montgomery Street
 San Francisco, CA  94104
 Telecopier:  (415) 982-1200


                                       I-2